CONTACT:	FOR IMMEDIATE RELEASE
John K. Schmidt	October 11, 2012
Chief Operating Officer
Chief Financial Officer
(563) 589-1994
jschmidt@htlf.com

HEARTLAND FINANCIAL USA, INC. TO ACQUIRE
HERITAGE BANK, N.A. IN PHOENIX, ARIZONA

Dubuque, Iowa, October 11, 2012-Heartland Financial USA, Inc. (NASDAQ: HTLF) announced today that it has entered into a definitive agreement to acquire Heritage Bank, National Association, a Phoenix-based commercial bank. Heritage is a subsidiary of Ameri-National Corporation of Overland Park, Kansas. According to terms of the agreement, Heartland will acquire Heritage in an all-cash transaction valued at approximately $16 million. The purchase price represents a premium of approximately 1.24 times total equity and a premium on total deposits of 3.54 percent.

The transaction is subject to approval by bank regulatory authorities and expected to close on or before December 14, 2012. After that date, Heartland will operate Heritage Bank as a separate charter until late in the first quarter of 2013 when it expects to combine the Heritage charter with Heartland's Arizona Bank & Trust subsidiary and complete the systems conversion. Heartland expects the transaction to be accretive to earnings in 2013.

“We are excited about the prospect of expanding further in the East Valley area of Phoenix,” said Lynn B. Fuller, president and CEO of Heartland. “The two branch offices of Heritage Bank are an excellent fit for our Arizona Bank & Trust locations in Tempe and on Camelback Road in Phoenix. These locations match our desire to 'fill-in' attractive areas in or close to our existing service areas.

“We are acquiring a talented team of local commercial banking professionals and staff with an excellent knowledge of the community and the clients they serve,” added Fuller.

"Among the many alternatives for merger partners, we found Heartland to be the most attractive,” said Jim Tinsman, Chairman of Ameri-National. “The company has an excellent reputation, is well-known as a forward-thinking business with a successful track record in acquisitions and an established presence in Phoenix.

“We believe our customers will be in very good hands going forward. Heartland's Arizona Bank & Trust subsidiary is a perfect fit, with a strong orientation toward business and commercial clients along with a wide selection of financial products. This transaction is also good for Ameri-National as it allows us to focus more resources on our primary banking market in Kansas City,” added Tinsman.
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Heritage has assets of approximately $107 million, loans of $72 million and deposits of $84 million as of June 30, 2012.

Stifel Nicolaus Weisel acted as financial advisor to Heartland and Hovde Group Financial acted as financial advisor to Heritage Bank.

Additional Contact: Jim Tinsman, Chairman, Ameri-National Corp. Ph. 913-253-0113

About Heartland Financial USA, Inc.
Heartland Financial USA, Inc. is a $4.4 billion diversified financial services company providing commercial and retail banking, residential mortgage, wealth management, investment services, insurance and consumer finance services. Heartland currently has 64 banking locations in 43 communities in Iowa, Illinois, Wisconsin, New Mexico, Arizona, Montana, Colorado and Minnesota, as well as, mortgage loan production offices in California, Nevada, Texas, Wyoming and Idaho. Additional information about Heartland Financial USA, Inc. is available at www.htlf.com.

About Arizona Bank & Trust
Founded in 2003, Arizona Bank & Trust is a commercial bank serving the East Valley from seven offices in Phoenix, Mesa, Chandler, Tempe, Gilbert and the Scottsdale Airpark. AB&T specializes in business banking services including remote deposit, cash management, trust, wealth management and customized credit solutions. The bank also serves the financial needs of individuals with competitive and innovative accounts like Cash Rewards Checking, online and mobile banking and online bill pay. Learn more at www.arizbank.com.

About Ameri-National Corporation.
Ameri-National Corporation is a bank holding company for Heritage Bank, N.A. and National Bank Of Kansas City, providing commercial and retail banking and residential mortgages through its nationwide lending mortgage division. National Bank Of Kansas City has 6 banking locations in the greater Kansas City area.  Additional information about National Bank Of Kansas City is available at www.bankofkc.com and www.nbofkc.com.

Safe Harbor Statement
This release, and future oral and written statements of Heartland and its management, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Heartland's financial condition, results of operations, plans, objectives, future performance, business and the acquisition of Heritage Bank. Although these forward-looking statements are based upon the beliefs, expectations and assumptions of Heartland's management, there are a number of factors, many of which are beyond the ability of management to control or predict, that could cause actual results to differ materially from those in its forward-looking statements. These factors, which are detailed in the risk factors included in Heartland's Annual Report on Form 10-K filed with the Securities and Exchange Commission, include, among others: (i) the strength of the local and national economy; (ii) the economic impact of past and any future terrorist threats and attacks and any acts of war, (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. All statements in this release, including forward-looking statements, speak only as of the date they are made, and Heartland undertakes no obligation to update any statement in light of new information or future events.

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